Exhibit 99.1

BLUE MARTINI SOFTWARE ANNOUNCES FINANCIAL RESULTS FOR THE

FIRST QUARTER OF 2004

SAN MATEO, Calif., (April 20, 2004) – Blue Martini Software, Inc. (NASDAQ: BLUE) today reported financial results for the first quarter of 2004. License revenues for the first quarter of 2004 were $3.4 million, an increase from $1.8 million for the first quarter of 2003. Total revenues for the first quarter of 2004 were $8.9 million, compared to $7.7 million for the first quarter of 2003.

Blue Martini Software reported net loss for the first quarter of 2004 of $3.3 million, or $0.28 per share, an improvement over net loss of $5.4 million, or $0.51 per share, for the first quarter of 2003.

Blue Martini Software had cash, cash equivalents and short-term investments totaling $41.8 million or $3.50 per share outstanding at March 31, 2004. The decrease in cash balances of $4.4 million in the first quarter was an improvement over the decrease of $4.9 million in the year-ago quarter.

For additional information on Blue Martini Software’s reported results, see the accompanying financial tables.

In the first quarter of 2004, Blue Martini added four new customers – Wynn Resorts, Mizuno, Royal Doulton and Louis Vuitton – and signed additional installed-base license transactions. Blue Martini also had a number of customer go-lives, including six divisions of Masco Corporation.

“I am pleased with our year-over-year and sequential license revenue growth,” said Monte Zweben, Chairman and CEO, Blue Martini Software. “Customers are responding positively to our advanced sales applications, such as clienteling. Blue Martini led the industry with a new approach to clienteling, and has already secured four major customers, two of which have gone live.”

Blue Martini Software’s first-quarter financial results will be discussed Tuesday, April 20, 2004 at 4:30 pm ET (1:30 pm PT) and available by calling (303) 262-2190 at least 5 minutes prior to the start time, or by logging in to the investor relations section at www.bluemartini.com. A replay of the call will be available via telephone through May 4, 2004 by dialing (303) 590-3000, passcode #576168. A replay of the webcast will be available for at least three months at the investor relations section at www.bluemartini.com.

About Blue Martini Software: Blue Martini Software is a leading provider of sales optimization systems. Our software proactively guides sales people, partners, and customers through sales interactions, helping them to sell more. Over 160 companies worldwide including Carrefour, DuPont, Harley Davidson, Kohl’s,

Mitsubishi, Panasonic, Saks Fifth Avenue, and Sprint have adopted our sales optimization systems to sell more effectively. Blue Martini Software is headquartered in San Mateo, California and can be reached at 650-356-4000 or www.bluemartini.com.

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Note to editors: “Blue Martini” and “Blue Martini Software” are trademarks of Blue Martini Software, 2600 Campus Drive, San Mateo, CA 94403. Other product and company names mentioned in this news release may be the trademarks of their respective owners and are mentioned for identification purposes only.

This news release regarding Blue Martini Software’s first-quarter 2004 financial results includes forward-looking statements based on current expectations that involve risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: risks associated with the development, licensing, and deployment of software generally, including potential delays and technical difficulties; competition and technological changes and developments; financial and other impacts of staffing reductions and other cost control measures; and economic, political and other uncertainties. Details on these risks are set forth in Blue Martini Software’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”). These filings are available on a website maintained by the SEC at www.sec.gov. Blue Martini Software assumes no obligation to update the information in this news release.

Contacts:

Investors:

Tracy Vernali, Blue Martini Software, 650-356-7638, ir@bluemartini.com

Moira Conlon, Financial Relations Board, 310-407-6524, mconlon@financialrelationsboard.com

Media:

Julie Huang, Schwartz Communications, 415-512-0770, bluemartini@schwartz-pr.com

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FINANCIAL TABLES FOLLOW

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BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Revenues:
License	$3,350	$1,756
Service	5,544	5,901

Total revenues	8,894	7,657
Cost of revenues:
License	263	318
Service	3,093	4,117

Total cost of revenues	3,356	4,435

Gross profit	5,538	3,222

Operating expenses:
Sales and marketing	4,942	4,253
Research and development	2,459	2,484
General and administrative	1,581	1,804
Amortization of deferred stock compensation	96	468

Total operating expenses	9,078	9,009
Loss from operations	(3,540)	(5,787)
Interest income and other, net	229	356

Net loss	$(3,311)	$(5,431)

Basic and diluted net loss per common share	$(0.28)	$(0.51)

Shares used in computing basic and diluted net loss per common share	11,780	10,550

BLUE MARTINI SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$41,787	$46,188
Accounts receivable, net	4,810	3,787
Prepaid expenses and other current assets	1,433	1,334

Total current assets	48,030	51,309
Property and equipment, net	397	469
Intangible and other assets, net	302	302

Total assets	$48,729	$52,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$583	$891
Accrued employee compensation	2,868	2,951
Accrued restructuring charges	794	794
Other current liabilities	4,210	4,216
Deferred revenues	4,474	4,872

Total current liabilities	12,929	13,724

Accrued restructuring charges, less current portion	1,392	1,637

Total liabilities	14,321	15,361

Stockholders’ equity:
Common stock and additional paid-in-capital (11,950 and 11,542 shares outstanding in 2004 and 2003, respectively)	259,292	258,155
Accumulated other comprehensive income	(987)	(850)
Accumulated deficit	(223,897)	(220,586)

Total stockholders’ equity	34,408	36,719

Total liabilities and stockholders’ equity	$48,729	$52,080

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